Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.

Coral Gables, FL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2022, relating to the consolidated financial statements and schedule of MasTec, Inc., and the effectiveness of MasTec Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Miami, Florida

December 15, 2022